Filed Pursuant to Rule 433

Registration No. 333-267245

Final Term Sheet

July 30, 2025

VERIZON COMMUNICATIONS INC.

€1,000,000,000 3.250% Notes due 2032

€1,000,000,000 3.750% Notes due 2037

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	€1,000,000,000 3.250% Notes due 2032 (the “Notes due 2032”) €1,000,000,000 3.750% Notes due 2037 (the “Notes due 2037” and, together with the Notes due 2032, the “Notes”)

Trade Date:	July 30, 2025

Settlement Date (T+5):	August 6, 2025

Maturity Date:	Notes due 2032:	October 29, 2032
	Notes due 2037:	August 6, 2037

Interest Payment Dates:	Notes due 2032:	Annually in arrears on each October 29, commencing October 29, 2025 (short first coupon)

	Notes due 2037:	Annually in arrears on each August 6, commencing August 6, 2026

Aggregate Principal Amount Offered:	Notes due 2032:	€1,000,000,000
	Notes due 2037:	€1,000,000,000

Public Offering Price:	Notes due 2032:	99.762% plus accrued interest, if any, from August 6, 2025

	Notes due 2037:	99.185% plus accrued interest, if any, from August 6, 2025

Pricing Benchmark:	Notes due 2032:	Interpolated 7-year and 8-year EUR mid-swap

	Notes due 2037:	12-year EUR mid-swap

Pricing Benchmark Yield:	Notes due 2032:	2.519%
	Notes due 2037:	2.766%

Re-offer Spread vs.	Notes due 2032:	MS + 77 basis points
Pricing Benchmark:	Notes due 2037:	MS + 107 basis points

Re-offer Yield (annual):	Notes due 2032:	3.289%
	Notes due 2037:	3.836%

Government Benchmark:	Notes due 2032:	DBR 1.700% 08/15/32
	Notes due 2037:	DBR 4.000% 01/04/37

Re-offer Spread vs.	Notes due 2032:	B + 84.2 basis points
Government Benchmark:	Notes due 2037:	B + 102.0 basis points

Underwriting Discount:	Notes due 2032:	30.0 basis points
	Notes due 2037:	37.5 basis points

Proceeds to Verizon (before expenses):	Notes due 2032:	99.462%
	Notes due 2037:	98.810%

Interest Rate:	Notes due 2032:	3.250% per annum
	Notes due 2037:	3.750% per annum

Denominations:	Minimum denominations of €100,000 and integral multiples of €1,000 in excess of €100,000

Redemption:	Notes due 2032: (i) at any time prior to July 29, 2032 (3 months prior to maturity) (the “Notes due 2032 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2032 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 15 basis points, assuming for such purpose that the Notes due 2032 matured on the Notes due 2032 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2032 Par Call Date, at 100% of the principal amount of the Notes due 2032 being redeemed plus accrued and unpaid interest

Notes due 2037: (i) at any time prior to May 6, 2037 (3 months prior to maturity) (the “Notes due 2037 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2037 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, assuming for such purpose that the Notes due 2037 matured on the Notes due 2037 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2037 Par Call Date, at 100% of the principal amount of the Notes due 2037 being redeemed plus accrued and unpaid interest

CUSIPs:	Notes due 2032:	U9221A CM8
	Notes due 2037:	U9221A CN6

ISINs:	Notes due 2032:	XS3144675231
	Notes due 2037:	XS3144675744

Common Codes:	Notes due 2032:	314467523
	Notes due 2037:	314467574

Listing:	Verizon intends to apply to list the Notes on the New York Stock Exchange (the “NYSE”). Trading in the Notes on the NYSE is expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the Notes at any time.

Allocation	Principal Amount of Notes due 2032	Principal Amount of Notes due 2037
BNP PARIBAS	€300,000,000	€300,000,000
Citigroup Global Markets Limited	300,000,000	300,000,000
Deutsche Bank AG, London Branch	300,000,000	300,000,000
Scotiabank (Ireland) Designated Activity Company	50,000,000	50,000,000
SMBC Bank International plc	50,000,000	50,000,000

Total	€1,000,000,000	€1,000,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated July 30, 2025; Prospectus dated September 2, 2022

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP PARIBAS at +1 (800) 854-5674, Citigroup Global Markets Limited at +1 (800) 831-9146 and Deutsche Bank AG, London Branch at +1 (800) 503-4611, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Manufacturer target market (MiFID II/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.